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                                   EXHIBIT 11

        KAUFMAN AND BROAD HOME CORPORATION AND CONSOLIDATED SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                                 YEARS ENDED NOVEMBER 30,
                                                          ---------------------------------------
                                                             1994          1993          1992
                                                          -----------   -----------   -----------
PRIMARY:

Net income..............................................  $46,550,000   $39,921,000   $28,198,000
                                                          ===========   ===========   ===========

Weighted average common shares outstanding..............   32,449,000    34,606,000    32,981,000
Weighted average Series B convertible preferred
  shares(1).............................................    6,500,000     4,345,000
Common share equivalents:
  Stock options.........................................    1,077,000     1,234,000     1,319,000
  Warrants..............................................                  1,362,000     2,072,000
                                                          -----------   -----------   -----------
                                                           40,026,000    41,547,000    36,372,000
                                                          ===========   ===========   ===========
PRIMARY EARNINGS PER SHARE(3)...........................  $      1.16   $       .96   $       .78
                                                          ===========   ===========   ===========

FULLY DILUTED:

Net income..............................................  $46,550,000   $39,921,000   $28,198,000
                                                          ===========   ===========   ===========

Weighted average common shares outstanding..............   32,449,000    34,606,000    32,981,000
Weighted average Series B convertible preferred
  shares(1).............................................    6,500,000     4,345,000
Common share equivalents:
  Stock options.........................................    1,077,000     1,310,000     1,319,000
  Warrants..............................................                  1,501,000     2,086,000
                                                          -----------   -----------   -----------
                                                           40,026,000    41,762,000    36,386,000
                                                          ===========   ===========   ===========
FULLY DILUTED EARNINGS PER SHARE(2)(3)..................  $      1.16   $       .96   $       .77
                                                          ===========   ===========   ===========

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(1) Each of the 1,300,000 Series B convertible preferred shares is convertible into five shares of common stock. The 6,500,000 equivalent shares of common stock are weighted for the period outstanding.

(2) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.

(3) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both primary and fully diluted earnings per share of $1.09 in 1994 and $.93 in 1993.